Exhibit 99.1

NEWS RELEASE Contact: Neal A Fuller, EVP & CFO AMERISAFE, Inc. 337-463-9052

AMERISAFE ANNOUNCES 2017 FIRST QUARTER RESULTS

Reports Combined Ratio of 86.6%

DeRidder, LA – April 26, 2017—AMERISAFE, Inc. (Nasdaq: AMSF), a specialty provider of hazardous workers’ compensation insurance, today announced results for the first quarter ended March 31, 2017.

	Three Months Ended
	March 31
	2017	2016	% Change
	(in thousands, except per share data)
Net premiums earned	$90,912	$95,961	-5.3%
Net investment income	6,710	6,044	11.0%
Net realized gains (losses) on investments (pre-tax)	(181)	248	NM
Net income	13,524	24,257	-44.2%
Diluted earnings per share	$0.70	$1.27	-44.9%
Operating net income	13,642	24,096	-43.4%
Operating earnings per share	$0.71	$1.26	-43.7%
Book value per share	$24.29	$24.96	-2.7%
Net combined ratio	86.6%	70.8%
Return on average equity	11.7%	20.8%

G. Janelle Frost, President and Chief Executive Officer, said, “We are pleased with our financial results this quarter. Reporting a combined ratio of 86.6% speaks to AMERISAFE’s focus on underwriting discipline, controlled costs, and extensive claims management. These results were accomplished as loss costs continued to decline, and competition continued to increase as the market further softened while insurers fought to retain accounts. AMERISAFE has responded appropriately to the changing market with gradual price declines coupled with superior service to retain profitable accounts and grow policy count.”

Insurance Results

	Three Months Ended
	March 31
	2017	2016	% Change
	(in thousands)
Gross premiums written	$95,078	$100,382	-5.3%

Net premiums earned	90,912	95,961	-5.3%
Loss and loss adjustment expenses incurred	56,216	46,716	20.3%
Underwriting and certain other operating costs, commissions, salaries and benefits	21,222	20,134	5.4%
Policyholder dividends	1,371	1,090	25.8%

Underwriting profit (pre-tax)	$12,103	$28,021	-56.8%

Insurance Ratios:
Current accident year loss ratio	69.0%	67.9%
Prior accident year loss ratio	-7.2%	-19.2%

Net loss ratio	61.8%	48.7%
Net underwriting expense ratio	23.3%	21.0%
Net dividend ratio	1.5%	1.1%

Net combined ratio	86.6%	70.8%

•	Gross premiums written in the quarter decreased by $5.3 million, or 5.3%, primarily due to $4.4 million in lower payroll audits and slightly lower voluntary premiums written. Payroll audits and related premium adjustments increased premiums written by $2.2 million in the first quarter of 2017, compared to $6.6 million in the first quarter of 2016.

•	Voluntary premium for policies written during the quarter ended March 31, 2017 declined by 0.6% compared with the first quarter of 2016.

•	The current accident year loss ratio for the first quarter was 69.0%, an increase of 1.1 percentage points from 67.9% in 2016. During the quarter, the Company experienced favorable loss development for prior accident years which reduced loss and loss adjustment expenses by $6.5 million, mostly attributable to accident years 2014 and 2013. These results reflect improved trends for both claims closing and severity of claims and by favorable case reserve development on claims that were closed during the quarter.

•	For the quarter ended March 31, 2017, the underwriting expense ratio was 23.3% compared to 21.0% in the same quarter in 2016. The increase in the quarter was due to lower net premiums earned as well as slightly higher compensation, insurance assessment and premium tax expense compared with last year’s first quarter.

•	The effective tax rate for the quarter ended March 31, 2017 was 27.8% compared with 29.5% for the first quarter of 2016. The decrease in the tax rate resulted from a lower proportion of underwriting income to tax-exempt income relative to the first quarter of 2016.

Investment Results

	Three Months Ended
	March 31
	2017	2016	% Change
	(in thousands)
Net investment income	$6,710	$6,044	11.0%
Net realized gains (losses) on investments (pre-tax)	(181)	248	NM
Pre-tax investment yield	2.3%	2.1%
Tax-equivalent yield (1)	3.4%	3.3%

(1)	The tax equivalent yield is calculated using the effective interest rate and the appropriate marginal tax rate.

•	Net investment income for the quarter ending March 31, 2017, increased 11.0% to $6.7 million from $6.0 million in the first quarter of 2016, largely due to a significant decline in value of an investment in a limited partnership hedge fund in last year’s first quarter. The change in value in this investment is recorded in investment income each quarter.

•	As of March 31, 2017, the carrying value of AMERISAFE’s investment portfolio, including cash and cash equivalents, was $1.1 billion.

Capital Management

The company paid a regular quarterly cash dividend of $0.20 per share on March 24, 2017. The $0.20 per share cash dividend reflects an 11% increase from the regular quarterly cash dividend of $0.18 paid in 2016. On April 25, 2017 the Company’s Board of Directors declared a quarterly cash dividend of $0.20 per share, payable on June 23, 2017 to shareholders of record as of June 9, 2017.

Book value per share at March 31, 2017 was $24.29, an increase of 2.4% from $23.72 as of December 31, 2016. During the quarter, no shares were repurchased under the Company’s share repurchase plan.

Supplemental Information

	Three Months Ended
	March 31
	2017	2016
	(in thousands, except share and per share data)
Net income	$13,524	$24,257
Less: Net realized gains (losses) on investments	(181)	248
Tax effect (1)	63	(87)

Operating net income (2)	$13,642	$24,096

Average shareholders’ equity (3)	$461,626	$466,367
Less: Average accumulated other comprehensive income (loss)	(16)	3,984

Average adjusted shareholders’ equity	$461,642	$462,383

Diluted weighted average common shares	19,230,125	19,163,789
Return on average equity (4)	11.7%	20.8%
Operating return on average adjusted equity (2)	11.8%	20.8%
Diluted earnings per share	$0.70	$1.27
Operating earnings per share (2)	$0.71	$1.26

(1)	The tax effect of net realized capital gains is calculated assuming an annual tax rate of 35%.
(2)	Operating net income, operating return on average adjusted equity and operating earnings per share are non-GAAP financial measures. Management believes that investors’ understanding of core operating performance is enhanced by AMERISAFE’s disclosure of these financial measures.
(3)	Average shareholders’ equity is calculated by taking the average of the beginning and ending shareholders’ equity.
(4)	Return on average equity is calculated by dividing the annualized net income by the average shareholders’ equity.

Conference Call Information

AMERISAFE has scheduled a conference call for April 27, 2017, at 10:30 a.m. Eastern Time to discuss the results for the quarter, as well as the outlook for future periods. To participate in the conference call dial 877-225-7695 (Domestic) or 720-545-0027 (International) at least ten minutes before the call begins and ask for the AMERISAFE conference call. A replay of the call will be available approximately two hours after the live broadcast ends and will be accessible through May 4, 2017. To access the replay, dial 855-859-2056 or 404-537-3406 and use the pass code 90372860#.

Investors, analysts and the general public will also have the opportunity to listen to the conference call over the Internet by visiting http://www.amerisafe.com. To listen to the live call on the web, please visit the website at least fifteen minutes before the call begins to register, download and install any necessary audio software. For those who cannot listen to the live webcast, an archive will be available shortly after the call at http://www.amerisafe.com.

About AMERISAFE

AMERISAFE, Inc. is a specialty provider of workers’ compensation insurance focused on small to mid-sized employers engaged in hazardous industries, principally construction, trucking, logging and lumber, manufacturing, and agriculture. AMERISAFE actively markets workers’ compensation insurance in 27 states.

Forward Looking Statements

Statements made in this press release that are not historical facts, including statements accompanied by words such as “will,” “believe,” “anticipate,” “expect,” “estimate,” or similar words are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding AMERISAFE’s plans and performance. These statements are based on management’s estimates, assumptions and projections as of the date of this release and are not guarantees of future performance and include statements regarding management’s views and expectations of the workers’ compensation market, the Company’s growth opportunities, underwriting margins and actions by competitors. Actual results may differ materially from the results expressed or implied in these statements if the underlying assumptions prove to be incorrect or as the results of risks, uncertainties and other factors including the factors set forth in the Company’s filings with the Securities and Exchange Commission, including AMERISAFE’s Annual Report on Form 10-K for the year ended December 31, 2016. AMERISAFE cautions you not to place undue reliance on the forward-looking statements contained in this release. AMERISAFE does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release.

- Tables to follow -

AMERISAFE, INC. AND SUBSIDIARIES

Consolidated Statements of Income

(in thousands)

	Three Months Ended
	March 31
	2017	2016
	(unaudited)
Revenues:
Gross premiums written	$95,078	$100,382
Ceded premiums written	(2,391)	(2,551)

Net premiums written	$92,687	$97,831

Net premiums earned	$90,912	$95,961
Net investment income	6,710	6,044
Net realized gains (losses) on investments	(181)	248
Fee and other income	101	82

Total revenues	97,542	102,335

Expenses:
Loss and loss adjustment expenses incurred	56,216	46,716
Underwriting and other operating costs	21,222	20,134
Policyholder dividends	1,371	1,090

Total expenses	78,809	67,940

Income before taxes	18,733	34,395
Income tax expense	5,209	10,138

Net income	$13,524	$24,257

AMERISAFE, INC. AND SUBSIDIARIES

Consolidated Statements of Income (cont.)

(in thousands, except per share amounts)

	Three Months Ended
	March 31
	2017	2016
	(unaudited)
Basic EPS:
Net income	$13,524	$24,257

Basic weighted average common shares	19,150,400	19,057,941
Basic earnings per share	$0.71	$1.27
Diluted EPS:
Net income	$13,524	$24,257

Diluted weighted average common shares:
Weighted average common shares	19,150,400	19,057,941
Stock options and performance shares	79,725	105,848

Diluted weighted average common shares	19,230,125	19,163,789
Diluted earnings per share	$0.70	$1.27

AMERISAFE, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

	March 31	December 31,
	2017	2016
	(unaudited)
Assets
Investments	$1,107,270	$1,084,474
Cash and cash equivalents	39,353	58,936
Amounts recoverable from reinsurers	82,897	83,666
Premiums receivable, net	191,276	183,005
Deferred income taxes	33,311	33,811
Deferred policy acquisition costs	19,866	19,300
Other assets	62,563	55,664

	$1,536,536	$1,518,856

Liabilities and Shareholders’ Equity
Liabilities:
Reserves for loss and loss adjustment expenses	$749,496	$742,776
Unearned premiums	163,803	162,028
Insurance-related assessments	33,312	31,742
Other liabilities	122,824	126,160
Shareholders’ equity	467,101	456,150

Total liabilities and shareholders’ equity	$1,536,536	$1,518,856

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